EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Rofin-Sinar Technologies Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-13075 and 333-103145) of Rofin-Sinar Technologies Inc. and Subsidiaries of our reports dated December 9, 2005, with respect to the consolidated balance sheets of Rofin-Sinar Technologies Inc. and Subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2005, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the Annual Report on Form 10-K of Rofin-Sinar Technologies Inc. and Subsidiaries for the year ended September 30, 2005.

/s/ KPMG LLP
Detroit, Michigan December 9, 2005